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                                                              Exhibit (8)(b)(ii)

                                                                          [LOGO]

VIA Facsimile and Overnight Courier

                                                              September 21, 2012

General Counsel
se2,  inc.
5801 SW 6th Avenue
Topeka, Kansas 66636-0001

RE:  (1)  MASTER  SERVICES  AGREEMENT  ("MSA") AMONG SUNAMERICA ANNUITY AND
          LIFE ASSURANCE COMPANY, AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE, THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK AND SE2, INC. ("SE2"), DATED AS OF FEBRUARY 1, 2011, AS AMENDED

     (2)  STATEMENT  OF  WORK  ("SOW"),  AMONG  SUNAMERICA  ANNUITY  AND  LIFE
          ASSURANCE COMPANY, AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE, THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK AND SE2 AND SECURITY DISTRIBUTORS, INC. ("SDI"), PURSUANT TO THE MSA AND DATED AS OF FEBRUARY 1, 2011

     (3) LETTER (THE "LETTER") FROM SECURITY BENEFIT CORPORATION TO SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY, REFERENCING THE SOW AND MSA, DATED FEBRUARY 1, 2011 (THE MSA, SOW AND THE LETTER ARE COLLECTIVELY
          REFERRED  TO  HEREIN  AS  THE  "AGREEMENT")

Dear General Counsel:

     As you may already be aware, SunAmerica Annuity and Life Assurance Company ("SAAL") and American General Life Insurance Company of Delaware ("AGDE") will each be merging with and into American General Life Insurance Company ("AGL"), the surviving company, effective January 1, 2013, subject to applicable regulatory approvals (hereinafter referred to as the "Merger").

     Pursuant to the above referenced Agreement, your company provides certain services to SAAL and AGDE in exchange for fees as described in the Agreement.

We are writing to notify you that, as a result of the Merger, all rights, duties and obligations arising under the Agreement would be effectively assumed by AGL which company will assume the rights, duties and obligations of SAAL and AGDE thereunder.

     Except to the extent amended by this letter agreement, the rights, duties, and obligations as well as the terms under the Agreement shall be unaffected by the Merger, and following the Merger the Agreement shall remain in full force and effect, and is hereby ratified and confirmed in all respects.


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SE2, INC.
SEPTEMBER 21, 2012
PAGE 2 OF 2

     If you have any questions regarding this matter, please contact Steven Brancato at (310) 772-6560 or Joseph Duronio at (310) 772-6266.

SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

By: __________________________________
Name: Timothy Still
Title: Senior Vice President

AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE

By: __________________________________
Name: Julie Cotton Hearne
Title: Vice President and Assistant Secretary

AMERICAN GENERAL LIFE INSURANCE COMPANY

By: __________________________________
Name: Julie Cotton Hearne
Title: Vice President and Assistant Secretary